UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 2, 2011

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13615 (Commission File No.)	22-2423556 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry Into a Material Definitive Agreement

On November 2, 2011, Spectrum Brands, Inc. (the “Company” or “Spectrum”) entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchaser named therein (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Initial Purchaser has agreed to purchase, and the Company has agreed to sell, an additional $200 million aggregate principal amount of the Company’s 9.50% Senior Secured Notes due 2018 (the “Notes”) in addition to the already outstanding $750 million of such notes. The Notes were priced at 108.500% of par with a coupon of 9.50%, plus accrued interest from May 15, 2011. The Initial Purchaser intends to resell the Notes in an offering exempt from registration under the Securities Act of 1933, as amended.  The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company has agreed to indemnify the Initial Purchaser against certain liabilities on customary terms.  A copy of the press release issued by the Company with respect to its entry into the Purchase Agreement is furnished hereto as Exhibit 99.1.

The Company intends to use the proceeds of this offering for general corporate purposes, which may include, among other things, working capital needs, the refinancing of existing indebtedness, the expansion of its business and possible future acquisitions.

The Notes offered in the offering will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act. This report shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

The Initial Purchaser and its affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services for us and certain of our affiliates, for which they have received and may in the future receive customary fees.  An affiliate of the Initial Purchaser acts as administrative agent for, and is a lender under, the Term Loan Facility.  Affiliates of the Initial Purchaser are lenders under the ABL Facility.

In addition, on November 8, 2011 (the “Closing Date”), the Company completed its previously announced offering of $200 million aggregate principal amount of additional Notes. The Notes were issued pursuant to an Indenture (the “Indenture”), dated as of June 16, 2010, by and among Spectrum, SB/RH Holdings and certain domestic subsidiaries of Spectrum identified therein, as guarantors (together with SB/RH Holdings, the “Note Guarantors”), and US Bank National Association, as trustee (the “Trustee”). The Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act, and are governed by the Indenture.

The holders of the Additional Notes have certain registration rights pursuant to a Registration Rights Agreement, dated as of the Closing Date, by and among the Company, the Note Guarantors party thereto and the Initial Purchaser of the Notes named therein (the “Registration Rights Agreement”).

Certain terms and conditions of the Notes are as follows:

Maturity. The Notes mature on June 15, 2018.

Interest. The Notes accrue interest at a rate of 9.50% per year. Interest on the Notes is paid semi-annually on each June 15 and December 15, commencing on December 15, 2011.

Issue Price. The issue price of the Notes is 108.500% of par.

Ranking. The Notes are senior secured obligations of Spectrum that rank senior in right of payment to all of Spectrum’s existing and future subordinated indebtedness and rank equally in right of payment with all of Spectrum’s existing and future senior indebtedness. The Notes are effectively (i) equal in right of payment to all indebtedness under the Company’s Term Credit Agreement to the extent of the value of the collateral securing such indebtedness, and (ii) effectively subordinated in right of payment to (a) indebtedness under the Company’s ABL Loan Agreement to the extent of the value of the collateral securing the ABL Loan Agreement on a first-priority basis, and (b) all existing and future indebtedness and other liabilities of any non-guarantor subsidiaries (other than indebtedness and liabilities owed to Spectrum or one of Spectrum’s guarantor subsidiaries).

Guarantees. The Notes are fully and unconditionally guaranteed on a senior secured basis by the Note Guarantors (the “Note Guarantees”). Each Note Guarantee ranks senior in right of payment to all existing and future subordinated indebtedness of each Note Guarantor and ranks equally in right of payment with all existing and future senior indebtedness of such Note Guarantor. Each Note Guarantee is effectively (i) equal in right of payment to the guarantees of the Term Credit Agreement to the extent of each Note Guarantor’s collateral securing such indebtedness, and (ii) effectively subordinated in right of payment to (a) the guarantees of the ABL Loan Agreement to the extent of the value of each Note Guarantor’s collateral securing such indebtedness, and (b) all existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a Note Guarantor.

Collateral. The Notes and the Note Guarantees are secured on a first-priority basis, subject to permitted liens, equally and ratably with the Term Credit Agreement and any future other pari passu secured obligation, by substantially all of Spectrum’s assets, including property, plant and equipment, other than identified current asset collateral. The Notes and the Note Guarantees are secured on a second-priority basis, subject to permitted liens, equally and ratably with the Term Credit Agreement and any other pari passu secured obligation, by identified current asset collateral. The indenture permits Spectrum, under specified circumstances, to grant additional liens on the collateral.

Mandatory Redemption. Spectrum is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption. Spectrum has the option to redeem the Notes prior to June 15, 2014 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after June 15, 2014, Spectrum may redeem some or all of the Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to June 15, 2013, Spectrum may redeem up to 35% of the original aggregate principal amount of the Notes with net cash proceeds received by Spectrum from certain equity offerings at a price equal to 109.50% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the Notes remains outstanding immediately thereafter.

Change of Control. If a change of control occurs, each holder of Notes may require Spectrum to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants. The Indenture governing the Notes contains covenants limiting, among other things, the ability of Spectrum and its direct and indirect restricted subsidiaries to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; purchase or redeem capital stock; make investments or certain other restricted payments; sell assets; issue or sell stock of restricted subsidiaries; enter into transactions with affiliates; or effect a consolidation or merger. These covenants are subject to a number of important exceptions and qualifications.

Events of Default. The Indenture contains customary events of default which could, subject to certain conditions, cause the Notes to become immediately due and payable, including, but not limited to, the failure to make premium or interest payments; failure by Spectrum to accept and pay for Notes tendered when and as required by the change of control and asset sale provisions of the Indenture; failure to comply with the merger covenant in the Indenture; failure to comply with certain agreements in the Indenture following notice by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding; a default under any mortgage, indenture or instrument caused by a failure to pay any indebtedness at final maturity after the expiration of any applicable grace period or that results in the acceleration of any indebtedness prior to its express maturity, if the amount of such indebtedness aggregates $50 million or more; failure to pay final judgments entered by a court or courts of competent jurisdiction aggregating $50 million or more (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed, for a period of 60 days; and certain events of bankruptcy or insolvency.

Pursuant to the Registration Rights Agreement, if any Notes are not freely tradeable on the date falling 400 days after the issue date of the Notes, Spectrum is obligated to file an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) with respect to a registered offer to exchange the Notes for registered Notes or, under specified circumstances, to file a shelf registration statement with the SEC covering resales of the Notes.

This summary does not purport to be complete and is qualified in its entirety by reference to the Notes, the Indenture and the Registration Rights Agreement, all of which will be filed as exhibits to Spectrum’s next annual report on Form 10-K. Interested parties should read these documents in their entirety.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01                Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS, INC.

By:	/s/ Nathan Fagre
Name:	Nathan Fagre
Title:	General Counsel and Secretary

Dated:  November 8, 2011